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--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/X/ CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES: JANUARY 31, 2005
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
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1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
                                                                                                    Director         X   10% Owner
    RGC International Investors, LDC             Learn2 Corporation (LTWC)                     ----                 ----
---------------------------------------------------------------------------------------------       Officer (give        Other
    (Last)        (First)        (Middle)    3. I.R.S. Identification   4. Statement for       ----          title  ---- (specify
 c/o Rose Glen Capital Management, L.P.         Number of Reporting        Month/Day/Year                    below)       below)
 3 Bala Plaza East, Suite 501                   Person, if an entity                          -----------------  ------------------
 251 St. Asaphs Road                            (voluntary)               November 6, 2002
--------------------------------------------     Page 1 of 3            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original   ___Form filed by One Reporting Person
                                                                           (Month/Day/Year)   _X_Form filed by More than One
   Bala Cynwyd     PA              19004                                                         Reporting Person
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    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of   2. Trans-  2A. Deemed     3. Trans-     4. Securities Acquired (A)      5. Amount of      6. Owner-     7. Nature
   Security      action      Execution     action        or Disposed of (D)              Securities        ship          of In-
   (Instr. 3)    Date        Date,         Code          (Instr. 3, 4 and 5)             Beneficially      Form:         direct
                             if any        (Instr. 8)                                    Owned Follow-     Direct        Bene-
                 (Month/     (Month/                                                     ing Reported      (D) or        ficial
                 Day/        Day/          ------------------------------------------    Transaction(s)    Indirect      Owner-
                 Year)       Year)                                   (A) or              (Instr. 3         (I)           ship
                                           Code    V       Amount    (D)     Price        and 4)           (Instr. 4)    (Instr. 4)

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Common Stock    11/06/02                    S            4,049,300    D      $0.0898       6,492,742          D*
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FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security     2. Conver-   3. Trans-   3A. Deemed   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action       Execution   tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date         Date,       (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/       if any                    posed of (D)             (Month/Day/
                                       Deriv-       Day/         (Month/                   (Instr. 3, 4, and 5)     Year)
                                       ative        Year)        Day/
                                       Security                  Year)


                                                                          --------------------------------------  ----------------
                                                                                                                  Date     Expira-
                                                                                                                  Exer-    tion
                                                                           Code    V        (A)        (D)        cisable  Date
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NONE
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--------------------------------------------------------------------------------------------------------
7. Title and Amount of          8. Price of      9. Number of     10. Ownership     11. Nature of
   Underlying Securities           Derivative       Derivative        Form of           Indirect
   (Instr. 3 and 4)                Security         Securities        Derivative        Beneficial
                                   (Instr. 5)       Beneficially      Securities:       Ownership
                                                    Owned             Direct (D) or     (Instr. 4)
                                                    Following         Indirect (I)
                                                    Reported          (Instr. 4)
                                                    Transaction(s)
   -----------------------                          (Instr. 4)
   Title         Amount or
                 Number of
                 Shares
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Explanation of Responses:

*    The Common Stock is owned directly by RGC International Investors, LDC ("RGC"), a private investment fund. Rose Glen Capital
Management, L.P. ("Rose Glen") is the investment manager of RGC. RGC General Partner Corp. ("Partner") is the general partner of
Rose Glen. Rose Glen and Partner disclaim beneficial ownership of the Common Stock, except to the extent of their pecuniary interest.



                                                                               /s/ Steven B. Katznelson         November 8, 2002
                                                                           -----------------------------------  ----------------
                                                                             **Signature of Reporting Person          Date
                                                                           RGC International Investors, LDC
                                                                            By: Rose Glen Capital Management, L.P.
                                                                             By: RGC General Partner Corp.
                                                                              By: Steven B. Katznelson, Managing Director

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

        * If the form is filed by more than one person, SEE Instruction 4(b)(v).

       ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
          SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    Note: File three copies of this Form, one of which must be manually signed.
          If space is insufficient, SEE Instruction 6 for procedure.

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Additional Filing Persons:                   Nature of Ownership:

Rose Glen Capital Management, L.P.                  Indirect*
3 Bala Plaza East, Suite 501
251 St. Asaphs Road
Bala Cynwyd, PA 19004

RGC General Partner Corp.                           Indirect*
3 Bala Plaza East, Suite 501
251 St. Asaphs Road
Bala Cynwyd, PA 19004

Designated Filer:                            RGC International Investors, LDC
Issuer and Trading Symbol:                   Learn2 Corporation, LTWC


Signatures

/s/ Steven B. Katznelson                     /s/ Steven B. Katznelson
-----------------------------------          --------------------------------
Rose Glen Capital Management, L.P.           RGC General Partner Corp.
 By: RGC General Partner Corp.               By: Steven B. Katznelson
   By: Steven B. Katznelson                      Managing Director
       Managing Director